UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2021

ZAI LAB LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	001-38205	98-1144595
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4560 Jinke Road Bldg. 1, Fourth Floor Pudong Shanghai, China	201210
(Address of principal executive offices)	(Zip Code)

+86 21 6163 2588

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing 1 Ordinary Share, par value $0.00006 per share	ZLAB	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company
Ordinary Shares, par value $0.00006 per share*	9688	The Stock Exchange of Hong Kong Limited

*  Included in connection with the registration of the American Depositary Shares with the Securities and Exchange Commission. The ordinary shares are not registered or listed for trading in the United States but are listed for trading on The Stock Exchange of Hong Kong Limited

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2021, Zai Lab Limited (the “Company”) announced the promotion of Harald Reinhart, M.D., from his current role as Chief Medical Officer to President and Head of Global Development for Neuroscience, Autoimmune and Infectious Diseases. Dr. Reinhart, age 70, has been with the Company since inception, first as an advisor and since 2017, as Chief Medical Officer responsible for the autoimmune and infectious diseases portfolio.

Prior to joining the Company, Dr. Reinhart served at Shionogi U.S. as Senior Vice President and Head of Clinical Development and Medical Affairs directing a broad portfolio of antibiotics, diabetes, allergy, and pain medications. Between 2003 and 2011, he was with Novartis as Vice President and Therapeutic Area Head, Clinical Development and Medical Affairs, where he oversaw successful regulatory filings for Coartem, Famvir, Sebivo, and Cubicin, and managed clinical development teams for infectious disease, immunity, transplantation, and renal disease. At Bayer Corp, he was international clinical project lead for ciprofloxacin and acarbose, and managed various other compounds.

Dr. Reinhart holds a doctorate in medicine from the University of Würzburg in Germany where he trained in surgery, anesthesiology, and internal medicine. He completed his medical and subspecialty training in the U.S. with board-certifications in internal medicine and infectious diseases. He is currently on faculty at Yale School of Medicine as Adjunct Clinical Professor of infectious diseases.

On December 21, 2021, upon the recommendation of the Compensation Committee, the Board of Directors of the Company (the “Board”) approved the promotion of Dr. Reinhart, effective immediately. In connection with the promotion, the Board voted to increase Dr. Reinhart’s base salary and target bonus commencing fiscal year 2022, as well as Dr. Reinhart’s target bonus for fiscal year 2021, to be commensurate with other executive officers of the Company of equal office as Dr. Reinhart. The specific compensation details resulting from Dr. Reinhart’s promotion is unavailable at the time of this filing. The Company will make a subsequent filing when such information is determined and becomes available.

The Board also approved a special equity grant of 30,000 restricted share units, with 50% vesting immediately and the other 50% vesting on December 31, 2022.

In accordance with the Company’s customary practice, the Company previously entered into an indemnification agreement with Dr. Reinhart, which requires the Company to indemnify Dr. Reinhart against certain liabilities that may arise in connection with his status or service as an officer. The foregoing description is qualified in its entirety by the full text of the form of indemnification agreement, which was filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 10.23 to the Company’s Annual Report on Form 10-K filed on March 1, 2021 and which is incorporated herein by reference.

There is no arrangement or understanding between Dr. Reinhart and any other person pursuant to which Dr. Reinhart was selected as an officer. There are no transactions involving Dr. Reinhart requiring disclosure under Item 404(a) of Regulation S-K of the SEC.

A copy of the press release announcing Dr. Reinhart’s promotion is filed as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Zai Lab Limited on December 22, 2021.

104	The cover page of this Current Report on Form 8-K is formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAI LAB LIMITED

By:	/s/ Samantha Du
Samantha Du Chief Executive Officer

Date: December 22, 2021